Exhibit 10.45

CME Media Services Limited

- and -

Anthony Chhoy

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (the “Contract”)

Name and Address of Employer:	CME Media Services Limited, Krizeneckeho nam. 1078/5, 15200 Prague 5 – Barrandov, Czech Republic (the “Company”)

Name and Address of Employee:	Anthony Chhoy, residing at [address redacted]

Date this Contract takes effect:	December 1, 2010

1	COMMENCEMENT OF AND CONDITIONS TO EMPLOYMENT

1.1
With effect from December 1, 2010 (the “Effective Date”), your contract of employment with the Company dated July 1, 2009 shall be amended and restated as set out in this Contract. Your period of employment since November 21, 2005 shall count as continuous employment hereunder.

1.2
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

2	JOB TITLE AND DUTIES

2.1
Your job title is Executive Vice President, Head of Strategic Planning and Operations, reporting on operational matters and business development matters directly to the President and Chief Executive Officer of the CME Group. For purposes of this Contract, the “CME Group” shall mean Central European Media Enterprises Ltd. (“CME Ltd.”) and its subsidiaries.

2.2	Your main duties are:

2.2.1	working with the Divisional Heads of the CME Group to coordinate the operations of the CME Group;

2.2.2	working with the Divisional Heads of the CME Group to re-organize or restructure such areas of the CME Group’s operations as may be required by the Company from time to time;

2.2.3	supporting the President and Chief Executive Officer of the CME Group on all business development projects, including, but not limited to, strategic merger and acquisition targets;

2.2.4
undertaking such additional tasks in respect of the operations of the CME Group as the President and Chief Executive Officer of the CME Group directs, including, but not limited to, supporting the President and Chief Executive Officer of the CME Group in the preparation for each board meeting of CME Ltd. and CME Ltd.’s Quarterly Earnings call; and

2.2.5
travel to such countries as directed by the President and Chief Executive Officer of the CME Group to undertake tasks specified by him.  In addition to your main duties, you will be required to carry out such other duties consistent with your position as the Company may from time to time reasonably require.

2.3	You shall use your best endeavours to promote and protect the interests of the CME Group and shall not do anything that is harmful to those interests.

2.4
You shall devote the whole of your working time (unless prevented by ill-health or accident or otherwise directed by the Company) to the duties of this Contract and you shall not be directly or indirectly interested or concerned in any manner in any other business (other than holding as a bona-fide personal investment equity in any company whose shares are listed on any recognised exchange or which does not otherwise contravene clause 17) except with the Company’s prior written consent. If such consent is given, you must provide the Company with the number of hours worked for any other employer each month.

3	PLACE OF WORK

3.1
You will be based in the Company’s branch office in Prague, Czech Republic. However, it is agreed that your position will require that you spend extensive time travelling for the proper performance of your duties.

4	REMUNERATION

4.1
From the Effective Date, your basic salary is 10,080,000 Czech koruna (CZK) per year, payable monthly in arrears by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments.  Your salary will be reviewed on an annual basis. Any increase in your salary is entirely at the Company’s discretion.

4.2
You shall be entitled to participate in the CME Management Compensation Policy in effect from time to time (the “Policy”).  The amount, if any, of any bonus awarded pursuant to the Policy will accrue from the Effective Date and shall be determined by the President and Chief Executive Officer of the CME Group, pursuant to the rules of the Policy. Any bonus awarded will be based on a figure representing 100% of your gross annual salary.

4.3
You shall also be entitled to a one-off payment in the amount of CZK 700,000. Such amount shall be paid at the same time and by the same method as your next salary payment is paid and shall be subject to all necessary deductions for relevant taxes and social security payments.

5	OTHER BENEFITS

5.1	You are entitled to membership of such insurance schemes (each referred to below as an “insurance scheme”) provided by the Company from time to time, including:

5.1.1	a medical and dental expenses insurance scheme providing such cover for you and your spouse/partner and any children under the age of eighteen (18) as the Company may from time to time notify to you;

5.1.2	a salary continuance on long-term disability insurance scheme providing such cover for you as the Company may from time to time notify to you; and

5.1.3	a life insurance scheme providing such cover for you as the Company may from time to time notify to you.

5.2
Benefits shall be subject to the terms of any applicable insurance policy and are conditional upon your complying with and satisfying any applicable requirements of the insurers or other benefits provider.  Copies of these rules and policies and particulars of the requirements shall be provided to you on request.  The Company shall not have any liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

5.3
Any insurance scheme which is provided for you is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the reasonable opinion of the Company your state of health is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable.

5.4
The provision of any insurance scheme or any benefits hereunder does not in any way prevent the Company from lawfully terminating this Contract in accordance with the provisions in clause 9 even if to do so would deprive you of membership of or cover under any such scheme or benefit.

5.5
For a period of three years from July 1, 2010 (the “Allowance Period”), the Company shall pay you a monthly rental allowance of 108,000 Czech koruna (CZK) to be payable in monthly instalments after all necessary deductions for relevant taxes and social security payments at the same time and by the same method as your salary is paid (the “Monthly Allowance”).

6	EXPENSES

The Company shall reimburse you for all reasonable expenses incurred by you in the proper performance of your duties under this Contract on production of appropriate receipts in accordance with the CME Group Expenses Policy in effect from time to time.

7	HOURS OF WORK

Your normal working hours are 40 hours per week Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties. This may include working in the evenings, outside normal office hours, at weekends or on public holidays.  No additional pay or time off will be permitted.

8	HOLIDAYS

8.1	You are entitled to 30 days’ holiday per annum (in addition to public holidays).

8.2	Your entitlement to holiday accrues pro rata on an annual basis as calculated from 1 April until 31 March (inclusive) each year (the “Holiday Year”).

8.3	On termination, you will be paid only for accrued vacation in the relevant Holiday Year and not for vacation carried over from the previous year.

8.4
The Company may also refuse to allow you to take holiday in circumstances where it would be inconvenient to the business of the Company. If, in exceptional circumstances, the Company is forced to cancel holiday previously booked by you, all reasonable and properly documented accommodation, reservation and travel expenses incurred by you in connection therewith up to the date of cancellation that are not otherwise refundable will be reimbursed by the Company.

9	TERMINATION

9.1
You may terminate this Contract on giving the Company twelve months’ notice in writing, to expire at any time. The Company is required to give you twelve months’ notice in writing, to expire at any time.

9.2
In the event you give notice of termination pursuant to this clause 9, the Company may elect to provide you with payment in lieu of notice.  This payment will be  comprised solely of your basic salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option and any earned but unpaid bonus awarded in accordance with clause 4.2 hereof. All payments made pursuant to this clause 9.2 shall be subject to deductions for income tax and social security contributions as appropriate.  You will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice under this clause 9.2.

9.3
If the Company gives notice of termination (other than Termination for Cause (as defined below)), the Contract will terminate with immediate effect and the Company will make a payment in lieu of notice.  In the event of any such termination without cause by the Company, payment will be comprised of your basic salary (at the rate payable when this option is exercised) and target bonus in respect of the notice period, the Monthly Allowance for a period equal to the lesser of (i) the number of months remaining in the Allowance Period; or (ii) twelve months, together with any accrued bonus as of the notice date and any earned but unpaid bonus awarded in accordance with clause 4.2 hereof. In addition, you shall be entitled to medical and dental insurance as provided in clause 5.1.1 for a period of twelve months following the date on which this Contract is terminated pursuant to this clause 9.3. All payments made pursuant to this clause 9.3 shall be subject to deductions for income tax and social security contributions as appropriate.

9.4
The Company may terminate this Contract due to Termination for Cause without notice, payment in lieu of notice or any other payment whatsoever. “Termination for Cause”  means your (i) conviction of a felony or entering a plea of nolo contendere (or its equivalent) with respect to a charged felony; (ii) gross negligence, recklessness, dishonesty, fraud, wilful malfeasance or wilful misconduct in the performance of your duties under this Contract; (iii) wilful misrepresentation to the shareholders or directors of CME Ltd. that is injurious to CME Ltd.; (iv) wilful failure without reasonable justification to comply with a reasonable written instruction of the President and Chief Executive Officer of the CME Group; or (v) a material breach of your duties or obligations under this Contract. The Company may, in its reasonable judgment, suspend you on full pay during any investigation that the Company may undertake into any fact or circumstance which could lead to your Termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as Termination for Cause unless the Company has delivered a written notice to you stating that it intends to terminate your employment due to Termination for Cause and specifying the basis for such termination.

9.5
Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

10	SUSPENSION

10.1	The Company may suspend you from your duties on full pay to allow the Company to investigate any bona-fide complaint made against you in relation to your employment with the Company.

10.2
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

10.2.1	exclude you from the premises of any company of the CME Group;

10.2.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

10.2.3	announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

10.2.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the CME Group until your employment has terminated except to the extent that you are authorised by the General Counsel of CME Ltd. in writing; and

10.2.5	require you to comply with any other reasonable conditions imposed by the Company.

10.3	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with clause 9 or such later date as provided herein.

11	CONFIDENTIAL INFORMATION

11.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

11.1.1	concerning the business of the CME Group and which comes to your knowledge during the course of or in connection with your employment or your holding office with the Company; or

11.1.2
concerning the business of any client or person having dealings with the CME Group and which is obtained directly or indirectly in circumstances where the CME Group is subject to a duty of confidentiality.

11.2
For the purposes of clause 11.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about any member of the CME Group’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

11.3	This clause shall not apply to information which is:

11.3.1	used or disclosed in the proper performance of your duties or with the consent of the Company;

11.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

11.3.3	in or comes into the public domain (otherwise than due to a default by you).

12	INTELLECTUAL PROPERTY

12.1	You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

12.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

12.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

12.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

12.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

12.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

12.6.1	relates to the business or any product or service of the Company; and

12.6.2	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company;

and for these purposes and for the purposes of the other provisions of this clause 12, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 17.11 below).

13	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

14	DATA PROTECTION

14.1
You acknowledge that the Company will hold personal data relating to you.  Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes).  The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records.  Your right of access to such data is as prescribed by law.

14.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

15	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

16	MONITORING OF COMPUTER SYSTEMS

16.1
The Company will monitor messages sent and received via the email and voicemail system to ensure that employees are complying with the CME Group’s Information Technology policy in effect from time to time.

16.2
The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email system is in accordance with the Company’s best practice, whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.

16.3
You should be aware that no email or voicemail sent or received through the Company’s system is private.  The Company reserves and intends to exercise its right to review, audit, intercept, access and disclose on a random basis all messages created from it or sent over its computer system for any purpose.  The contents of email or voicemail so obtained by the Company in the proper exercise of these powers may be disclosed without your permission.  You should be aware that the emails or voicemails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings.  An email which has been trashed or deleted can still be retrieved.

16.4
The Company further reserves and intends to exercise its right to monitor all use of the internet through its information technology systems, to the extent authorised by law.  By your signature to this Contract, you consent to any such monitoring.

17	POST-EMPLOYMENT RESTRICTIONS

17.1	For the duration of your employment with the Company and for a period of twelve (12) months after the termination thereof for any cause, you shall not:

17.2
either on your own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business the same as that of the CME Group or which is competitive with any CME Business (as hereinafter defined) and with which you were actively involved at any time in the twelve months preceding the termination of your employment within the territories in which the CME Group operates or is considering to operate (the “Territory”);

17.3
seek to do business and/or do business, perform any services or supply any goods or seek to do so, in competition with any company of the CME Group with any person, firm or company who at any time during the twelve months preceding the termination of your employment was a client, customer or supplier of any company of the CME Group and with whom during that period you or another person on your behalf had contact or dealings in the ordinary course of business or were aware of in the course of your employment;

17.4
interfere or seek to interfere or take such steps as may or are calculated to interfere with the continuance of supplies (whether services or goods) or any rights of purchase, sale, import, distribution or agency enjoyed by or supplied to any company of the CME Group, or the terms on which they are so supplied or enjoyed, from any person, firm or company supplying or offering rights to any company of the CME Group at any time during the period of twelve months prior to such termination;

17.5
solicit, entice or procure or endeavour to solicit, entice or procure any employee of the CME Group to breach his contract of employment or any person to breach his contract for services with the Company or any Associated Company;

17.6
in relation to any CME Business in the Territory, solicit, employ, engage or offer or cause to be employed or engaged, whether directly or indirectly, any employee, director or consultant of any company of the CME Group engaged or employed at the date of termination of your employment or at any time during the twelve months preceding such termination who has knowledge of confidential aspects of the business of the CME Group, and with whom, at any time during the period of twelve months prior to such termination, you had material dealings and/or

17.7	you shall not at any time falsely represent yourself as being connected with or interested in the Company or any Associated Company or in the business of the CME Group.

17.8
For the duration of your employment with the Company, you shall not, either on your own account or through any other person, firm or company, directly or indirectly,  carry on, accept or be engaged, concerned or interested in, any opportunity (a “Corporate Opportunity”) in Central and Eastern Europe and any other country that CME Ltd. has identified from time to time (i) which is in the line of business of any company of the CME Group from time to time (including, without limitation, securing broadcasting licenses, operating television stations, broadcasting on any distribution platform, selling advertising on any platform, developing and operating internet sites, providing production services, producing programming and other content for broadcast on any platform or for exhibition, distributing or licensing content for exhibition, home entertainment or otherwise, providing other programming services, owning and operating cinemas) (each a “CME Business”) or in any Ancillary Business (ii) which arises or becomes known to you as a result of your employment by the Company, or (iii) in which it can reasonably be expected that the CME Group has an interest or expectancy (including any Ancillary Business) unless (a) you have presented the Corporate Opportunity to the Board of Directors of CME Ltd. in reasonable detail and (b) the Board of Directors has decide not to pursue such Corporate Opportunity after such presentation by you.

For purposes of this clause, “Ancillary Business” means any business or opportunity that is related to any CME Business, can reasonably be expected to be a customer or supplier of goods or services of any such CME Business in the usual and ordinary course of business, or is otherwise necessary to support the primary activities of any CME Business.

17.9
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid.  If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

17.10	The restrictions set forth in this clause 17 shall not apply if the Company is in breach of this Contract.

17.11
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of such holding company.

18	GENERAL

18.1	You hereby authorise the Company to deduct from any salary payable to you any sums owing by you to the Company.

18.2	As from the Effective Date, all other agreements or arrangements between you and the Company in effect prior to the Effective Date shall cease to have effect.

18.3
This Contract shall be governed by and construed in accordance with English law. The parties agree to submit to the non-exclusive jurisdiction of the English courts in respect of any dispute hereunder.

The Company and Anthony Chhoy agree to the terms set out above.

Signed as a Deed by CME Media Services

Limited acting by:

Oliver Meister, Director	/s/ Oliver Meister

Dave Sturgeon, Director	/s/ Dave Sturgeon

Signed as a Deed by Anthony Chhoy	/s/ Anthony Chhoy

in the presence of:

Witness signature:	/s/ Iveta Kalousova

Name:	Iveta Kalousova

Address:

Occupation:	Team Coordinator